EXHIBIT 99.2

Conference Call Transcript

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance Group

George Glatfelter

Glatfelter — Chairman, CEO

John Jacunski

Glatfelter — SVP, CFO

Dante Parrini

Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Paul Mammola

Sidoti & Company — Analyst

Christopher Chun

Deutsche Bank — Analyst

Phil Kenney

Nomura Asset Management — Analyst

PRESENTATION

Operator

Good morning. My name is Dorothy and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter’s 2010 third-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator instructions.)

Thank you. Mr. Davies, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, Dorothy. Good morning and welcome to Glatfelter’s third-quarter earnings conference call. My name is Glenn Davies and I’m with the Company’s Corporate Finance Group. Here with me this morning are George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; and John Jacunski, Senior Vice President and Chief Financial Officer.

Before we begin our presentation, I need to make a few standard comments. First, I would like to remind you that when our presenters use the term “adjusted earnings,” it is a non-GAAP financial measure, as it excludes from our GAAP-based results certain items that we do not consider to be part of our core business operations. A reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we used this measure, is included in today’s earnings release.

Second, any statements made today concerning our expectations about future trends or performance are forward-looking statements. I’d ask you to refer to our 2009 Form 10-K, filed with the SEC and available on our website, for factors that could cause actual results to differ materially from these forward-looking statements. These statements speak only as of today and we undertake no obligation to update them.

And finally, as we’ve done for the past several quarters, an investors’ slide presentation is available both on our website and through this morning’s webcast provider. You may want to refer to the presentation to enhance your understanding of our results.

Thank you and I’ll now turn the call over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning, everyone.

Earlier this morning we published our third-quarter earnings and I hope you’ve had an opportunity to review the release. I’m pleased to report that we had another strong quarter, with adjusted earnings increasing 24% compared to the same quarter of 2009, and free cash flow generation of $33 million. Among other things, these results reflect the very strong performance from the Composite Fibers business unit as well as the continuing strength of our value-added Specialty Papers business unit. It’s also clear that performance of our Advanced Airlaid business was below expectations for the quarter. During the call we’ll address the changes we’re making to drive improvements in this aspect of our business.

Adjusted earnings, which excludes gains from cellulosic biofuel credits and integration costs, were $16.7 million, or $0.36 per share in the third quarter compared with $13.1 million and $0.29 per share a year ago.

Consolidated net sales were $379 million. That’s a 21% increase compared with $312 million for the third quarter of 2009, reflecting favorable market conditions for Composite Fibers and Specialty Papers, as well as the top-line contributions of the Advanced Airlaid Materials business unit. Organically and on a constant currency basis, net sales increased by nearly 6%. We were able to successfully translate this top-line performance into bottom-line growth.

The Composite Fibers business unit generated $9.7 million in operating income, its best quarter ever, reflecting improved market conditions, the quality and breadth of its product base, and efficient operations. Specialty Papers also delivered improved year-over-year results as operating income totaled $23 million. That’s a 10% increase compared to the third quarter of 2009.

The strength of results from these two business units more than offset the performance of the Advanced Airlaid business unit formed through the acquisition of Concert Industries earlier this year. This business was challenged by a continuation of rising input costs that outpaced increases in selling prices and was hampered by some operating deficiencies that we are aggressively addressing. I want to emphasize we firmly believe this business is well positioned for profitable growth and value creation over the long term, and we are actively taking the actions needed to insure we maximize its full potential. We know what needs to be done and we’re in the process of doing it. We have yet to encounter any challenges that we have not successfully addressed in previous acquisitions we have integrated into the Company.

We continue to be disciplined with the use of cash and as a result generated substantial free cash flow during the quarter. Also, our balance sheet remains strong and at the end of the quarter we had ample liquidity, which affords the flexibility to operate our business as well as provide returns to shareholders.

In addition to our strong financial performance during the quarter and throughout the year, three things continue to stand out about Glatfelter — the breadth and diversity of our sales portfolio; the effectiveness of our continuous improvement methodology and culture; and the innovative focus we bring to new product and new business development opportunities that has enabled us to constantly reinvigorate our product base. These factors continue to be important elements of a business model that has proven to be both sound and resilient over an extended period of time.

Let me stop there and turn the call over to John to provide more in-depth comments on the third quarter financial results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you, George.

This morning we reported third-quarter earnings of $39.4 million, or $0.85 per share. When adjusted to exclude the benefit from the cellulosic biofuel credits and acquisition and integration costs, we earned $16.7 million, or $0.36 per share.

As shown on slide 4, the primary changes in adjusted earnings per share in a year-over-year comparison were — higher operating income from the Specialty Papers business unit increased earnings per share by $0.04; higher operating income from the Composite Fibers business unit increased earnings per share by $0.07; operating income from the Advanced Airlaid Materials business unit added $0.02; increased net interest expense primarily related to the Concert acquisition reduced earnings per share by $0.04; and a higher effective tax rate net of other items reduced earnings per share by $0.02.

Looking at the performance of each of our business units this quarter, Specialty Papers operating profit was $23 million compared with $20.8 million in the same quarter of 2009. Slide 7 presents a waterfall chart with the improved results, which were driven by a $12.4 million benefit from higher selling prices, slightly offset by the net impact of lower volume shipped and mix changes. Higher raw material and energy costs hurt operating results by $5.8 million and we incurred approximately $5.6 million of higher operating and maintenance costs primarily related to the unplanned interruption and lost production caused by an equipment failure at the Chillicothe facility and, as planned, more major maintenance projects into the comparison.

In the Composite Fibers business unit operating income totaled $9.7 million, a 67% increase in the year-over-year comparison. As shown on slide 10, the significant improvement was a result of our continuous improvement initiatives, driving significant cost reductions and improving efficiency. Volume shipped increased 13.2% in the comparison, reflecting strong demand across all market segments served, which, together with the elimination of market-driven downtime, provided a $2.5 million benefit to operating profit. Foreign exchange rates negatively impacted operating income by $1.3 million.

Advanced Airlaid Materials shipping volumes increased 9.7% compared with the second quarter of 2010 and operating profit totaled $1.2 million this quarter, which was lower than we were expecting. Selling prices increased in the third quarter compared to the second quarter, which increased operating profit by $1.3 million. However, as George mentioned, this business continued to be impacted by the rate and timing of increases in key raw materials, particularly fluff pulp, and by foreign currency exchange rate changes, which in total negatively impacted operating profit during the quarter by $1.2 million.

Although a significant portion of this business’s sales contracts include cost pass-through arrangements, there is a lag in the timing of passing on certain cost increases. As a result, even though we were able to capture increased selling prices in the third quarter related to the cost pass-throughs, our margins were lower than expected due to further increases in the costs of key raw materials during the quarter that won’t be reflected in selling prices until the fourth quarter.

Returning to our consolidated view of the Company, our effective tax rate on adjusted earnings during the third quarter of this year was 25.9% compared with 19.7% in the year-earlier quarter. The higher effective tax rate is primarily due to the expiration of the research and development tax credit at the end of 2009.

During the third quarter we generated free cash flow of $32.9 million and for the first nine months of 2010 we have generated free cash flow of $100 million. We again expect solid free cash flow in the fourth quarter, which will be aided by the cellulosic biofuel credit.

In connection with the filing of our 2009 federal income tax return, we claimed $23.1 million after tax of cellulose and biofuel credits. And we expect to receive approximately $15 million of this amount as a cash refund during the fourth quarter.

Capital expenditures were $7.8 million this quarter and expect CapEx for all of 2010 to be approximately $40 million. Total depreciation expense for 2010 is estimated at $68 million.

Overall we continue to feel very good about the health and strength of our balance sheet, which has $63.3 million in cash and $218.3 million available under our revolving credit agreement. As of September 30th, we had net debt of $233.1 million, which represents an increase of $176 million from year end, reflecting the cost of acquisition, but offset by strong cash flow generation in the first three quarters.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance. Dante?

Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. As you’ve just heard, our strong performance this quarter was led by record performance at Composite Fibers and another resilient quarter delivered by Specialty Papers.

Looking at each of the business units, I’ll start with Specialty Papers. This unit’s operating income improved over 10% compared with the third quarter of 2009. Although volume shipped by Specialty Papers declined approximately 2% due to the unplanned outage at our Chillicothe, Ohio facility, net sales increased primarily as a result of higher selling prices.

As has been our track record, volume growth in uncoated specialties and envelope largely offset the decline in carbonless and book. Shipments of envelope and converting products were almost 6% higher than the third quarter of 2009 and uncoated specialties were higher by nearly 11% in the same comparison. Carbonless rolls were off approximately 3.5%, which is below the market decline rate, due to the continued success of our new business development efforts. And, as expected, carbonless sheets were off in the year-over-year comparison by 17% as quarter three of 2009 represented the buildup of stock for a major new sheet customer. As a result, our mix of product sold was unfavorably impacted.

Book publishing paper shipments decreased about 13.5% compared to a year earlier, due to shifting our mix away from less profitable commercial printing and other book publishing grades and some customer downgrading.

Finally, volumes for engineered products were off about 3.5% as we took the opportunity to allocate capacity to other higher margin uncoated specialties.

Selling prices were higher than a year ago in each market segment, with increases ranging from 2 to 9%.

Operationally, this quarter was significantly impacted by the unplanned outage caused by a press roll failure on the largest paper machine at our Chillicothe, Ohio facility. Although this outage lead to lost production and unfavorable spending, results were further impacted due to the inefficient operations as we used smaller runs on less optimized machines to minimize the disruptions to our customers. Otherwise, our facilities ran well and once again at capacity.

From an outlook perspective, as we commented in this morning’s release, we expect shipments in our Specialty Papers business to be approximately 5% less than their third-quarter levels as a result of normal seasonality and planned maintenance downtime associated with the end of the year. Selling prices and input costs on balance are expected to remain substantially unchanged.

Now let’s turn to Composite Fibers. This unit’s results meaningfully improved compared with the third quarter of 2009, continuing trends seen throughout much of 2010. The results reflect stronger demand from each of the markets served, excellent operating performance, and the impact of our cost reduction and continuous improvement initiatives. Overall, shipping volumes for Composite Fibers increased more than 13% this quarter compared to the third quarter of 2009. As a result, this business unit’s facilities experienced no market downtime this quarter, which was not the case in the year-ago quarter.

Shipments in food and beverage increased approximately 13% year over year as a result of improved demand and share growth in key regions like Russia and the Americas. Metalized shipments increased 14% and technical specialties increased 17% as a result of successful new business development and improving demand. Composite laminates increased nearly 12%, reflecting again our success in new business development, strong recovery in Central and Eastern Europe, and some capacity rationalization among industry players.

Overall, average selling prices were down slightly compared to the year-ago quarter, primarily as a result of customer mix. Operationally Composite Fibers facilities had an outstanding quarter and our continuous improvement initiatives generated $2.8 million of cost savings in the areas such as material usage, waste and yield.

From an outlook perspective for the fourth quarter of 2010 we expect Composite Fibers shipping volumes, selling prices, and input costs to all remain in line with the third quarter. However, we do expect higher energy costs and a slight extension to our normal December outage to manage the use of working capital as the close of 2010 approaches.

And finally, a few comments on Advanced Airlaid Materials. The integration of this newly-acquired business is ongoing. And while we have made good progress in the integration process, the efforts of our team are not yet reflected in the business unit’s results. As George said in his opening remarks, the performance to date has been less than what we had expected and is not acceptable. This performance gap is largely due to significant raw material price increases and the contractual lag associated with the pass-through of these increases; the impact of machine downtime taken in the period; and operating inefficiencies, primarily at our Gatineau, Quebec facility.

Therefore, we’re actively engaged in implementing a number of improvement initiatives to ensure we maximize the opportunities presented by this acquisition. Examples of improvement projects include executing detailed continuous improvement projects to reduce waste, increase up-time efficiency, and standardize quality specifications between facilities; focusing on reducing inefficiencies and performance volatility at the Gatineau facility; accelerating new business development and innovation to more fully load the machines; implementing aggressive cost control measures; and installing rigorous strategic pricing and mix management processes similar to those successfully used in our other business units.

From an outlook perspective for the fourth quarter of 2010, we expect Advance Airlaid Materials shipping volumes to be approximately 5% lower than the third quarter. We also believe that raw material price trends, influenced significantly by fluff pulp, will be generally in line with Q3 levels. Higher selling prices should benefit operating income by approximately $1.4 million in the fourth quarter as we contractually pass on the impact of higher input costs from prior periods.

Given the slower progress realized to date, we now anticipate this business will be approximately $0.15 per share accretive to earnings in 2011. We believe this unit is positioned for profitable growth and value creation over the long term. Given our ability to create value from acquisitions, coupled with the attractiveness of the airlaid markets, we are confident in our ability to maximize the potential expected from this business unit. As I look ahead I remain very excited about what this business provides Glatfelter and its global growth potential. My excitement for this business is matched by my confidence in our team and its demonstrated track record of instilling the business practices needed to ensure our operations are efficient.

This concludes my remarks. I’ll turn the call back to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Dante.

Before I make my concluding remarks I’d like to turn the call back to Dorothy to open the line to address your questions. Dorothy?

QUESTION AND ANSWER

Operator

(Operator instructions.) Paul Mammola; Sidoti & Company.

Paul Mammola - Sidoti & Company — Analyst

Is it fair to call the operational inefficiency hit in Airlaid in the quarter around $1 million? Is that about right?

John Jacunski - Glatfelter — SVP, CFO

Yes. That’s very close. I’d say it’s just under that, but that’s a good estimate.

Paul Mammola - Sidoti & Company — Analyst

Okay. And so you gave good color in terms of the roadmap and where you need to go, but it sounds like price/cost is still the biggest factor in 3Q. Now, contractually as you go into 4Q would you say that price has kind of caught up to material costs? Or does that take until 1Q?

John Jacunski - Glatfelter — SVP, CFO

I think for the most part, Paul that it’s caught up in Q4. And we expect, as Dante mentioned, we expect that raw material input costs will be largely in line with Q3. So we’d expect that operating income will be improved and most of that price realization will fall through.

Paul Mammola - Sidoti & Company — Analyst

Okay. That’s fair. And just to clarify, in your guidance for 4Q energy sales are $1 million. Is that the delta relative to 3Q or it will be $1 million?

John Jacunski - Glatfelter — SVP, CFO

That is the delta.

Paul Mammola - Sidoti & Company — Analyst

Okay. And then finally, in Composites it seems like you’ve finally seen that good jump in sales that I think some of us expected over the past couple months. But as we look at 2011, do you see that business recovering maybe a bit faster as those markets improve? Or is it in line with that kind of 5% annual growth you have typically expected in the business?

Dante Parrini - Glatfelter — EVP, COO

Hi, Paul. This is Dante. I would say it varies by market segment, but the recovery is rather consistent across all segments, with the minor exception of the US market, which is still more fragile. So generally speaking, we see Central and Eastern Europe, Latin America offering strong and meaningful growth and recovery. And I think it speaks to our ability to leverage our market-leading positions and relationships with our blue-chip customers and the impact of our ability to accelerate innovation and new business development and new product development and participating in the inventory build-back, which I think is now at more normalized levels. So I also see more balance between supply and demand across the board in our markets, in general. So we feel pretty optimistic about 2011 for Composite Fibers.

Paul Mammola - Sidoti & Company — Analyst

Okay. And then, finally, on publishing, can you just comment on what you see in that end market for the rest of the year and into 2011? I guess I’m curious if the mix change in the quarter partially hurt sales and maybe that changes going forward.

Dante Parrini - Glatfelter — EVP, COO

Yes. I just want to clarify your question. When you say publishing, do you mean our Specialty Papers business unit, or one of our segments in particular?

Paul Mammola - Sidoti & Company — Analyst

Within Specialty, the publishing end market. I think it was down 13% compared to last year.

Dante Parrini - Glatfelter — EVP, COO

Yes. So we remain the leader in permanent freesheet trade book paper space. And we also continue to focus on overall mix management for the business unit, which by design decreased our exposure to some of the more commodity types of white book papers. And we think one of our distinct advantages in North America is the flexibility of our asset base and our ability to rather quickly adjust to market dynamics to optimize our mix.

So we feel that we’ve got a good nucleus of repeat business in our core segments to give our customers confidence that we’re committed to our leadership position in addressing their needs, while at the same time finding ways to either offset the impact of unfavorable market changes or take advantage more quickly of opportunities that we see in looking to optimize our P&L results. And I think the last number of years has demonstrated that.

Paul Mammola - Sidoti & Company — Analyst

Okay. That’s helpful. Thanks for your time, guys.

Operator

(Operator instructions.) Christopher Chun; Deutsche Bank.

Christopher Chun - Deutsche Bank — Analyst

I was just wondering, in Specialty Papers you saw $5.6 million of excess operating costs in 3Q. To what extent are those operating issues resolved? Or were they resolved by the start of the fourth quarter and, if not, how long do you think it’ll take?

Dante Parrini - Glatfelter — EVP, COO

Yes, Chris, it’s Dante. The issues were resolved by the start of Q4.

Christopher Chun - Deutsche Bank — Analyst

Yes, okay. So from that standpoint in Specialty Papers the Q3 to Q4 sequence should look better than normal because of that. Right?

Dante Parrini - Glatfelter — EVP, COO

Well, you’ve got a few things. Clearly we’re not going to have the negative impact of the equipment failure. We do have the seasonal slowdown and we expect 5% weaker demand or volume shipments in Q4 versus Q3 on a sequential basis. And by and large we see pricing and costs somewhat in line.

Christopher Chun - Deutsche Bank — Analyst

Yes. Okay. And then, now with this new Airlaid business, can you remind us what your overall market pulp position is?

John Jacunski - Glatfelter — SVP, CFO

Chris, specifically meaning how much pulp do we use in the Airlaid business?

Christopher Chun - Deutsche Bank — Analyst

Yes. I’m just wondering on a net basis how much pulp you buy or sell —

John Jacunski - Glatfelter — SVP, CFO

Oh, I see.

Christopher Chun - Deutsche Bank — Analyst

— in the market.

John Jacunski - Glatfelter — SVP, CFO

Okay. Well, we use on the order of 60,000 tons of fluff pulp per year in that business. And then in the other parts of our business we use about 125,000 tons of wood pulp. So the total would be on the order of 185,000 tons of pulp.

Christopher Chun - Deutsche Bank — Analyst

That you’re a net buyer of?

John Jacunski - Glatfelter — SVP, CFO

Yes.

Christopher Chun - Deutsche Bank — Analyst

Yes. Okay. And then, in terms of the accretion that you’re expecting from the Airlaid business, the original guidance for accretion was $0.20 to $0.25, if my — if I’m recalling correctly. Right?

Dante Parrini - Glatfelter — EVP, COO

That’s correct.

Christopher Chun - Deutsche Bank — Analyst

Now, with it being trimmed for next year to $0.15, do you see the rest of it coming in 2012? Or how do you see that playing out?

Dante Parrini - Glatfelter — EVP, COO

Yes, Chris, at this point I think we’re most comfortable providing guidance for 2011 and focusing on good, solid execution to meet the expectations that we’ve just set forth today.

Christopher Chun - Deutsche Bank — Analyst

Yes. Okay. How about on the CapEx front — what’s a good number to use going forward?

John Jacunski - Glatfelter — SVP, CFO

All right. So, for 2011 I would model about $60 million to $65 million of CapEx. That’s higher than what we ran this year, driven largely by maintenance and compliance-type projects. We’ll provide some more details on that as we get to our Q4 release, but I think $60 million, $65 million as an expectation is reasonable.

Christopher Chun - Deutsche Bank — Analyst

Okay. Do you think that’s a good run rate estimate for future years as well?

John Jacunski - Glatfelter — SVP, CFO

I’d say it’s — yes, I’d say it’s a little bit on the high side, but for the next couple of years that’s probably a reasonable estimate.

Christopher Chun - Deutsche Bank — Analyst

Okay. And the tax rate?

John Jacunski - Glatfelter — SVP, CFO

For Q4 we expect around 30%, although if the research and development credit is reinstated late this year, then that will be a benefit to us. But absent that, I would say in the 30 to 32% range. And we would expect that going forward next year as well.

Christopher Chun - Deutsche Bank — Analyst

Okay. How about in terms of cellulosic biofuel credits — are you getting any incremental benefit there?

John Jacunski - Glatfelter — SVP, CFO

Well, as we discussed earlier, when we filed our 2009 federal tax return during the third quarter, we claimed $23 million of credits on an after-tax basis. And that — the cellulosic biofuel credit provision was in place for 2009. It expired at the end of the year. So we have filed the return and claimed that. So at this point I wouldn’t expect any significant additional upside.

Christopher Chun - Deutsche Bank — Analyst

Okay. Thanks for your help, guys.

Operator

Phil Kenney; Nomura.

Phil Kenney - Nomura Asset Management — Analyst

I’m just trying to understand how the Airlaid business is going to get back to the $29 million of EBITDA that that business did in 2009. If you’re running at about $3.2 million now and you say you’ll get about $1.4 million of price sequentially in the fourth quarter and there was just under $1 million of operational efficiencies — even at that point you’re below the $29 million run rate and I’m just wondering what the gap is and how you’re going to get back to that $29 million level.

John Jacunski - Glatfelter — SVP, CFO

Sure. Just wanted to correct one thing. The 2009 EBITDA was $25 million. So that was their actual performance in 2009. I think Dante had outlined a number of different factors around volume growth and our continuous improvement initiatives that we expect will improve our performance and cost position. And we also would expect that fluff pulp prices will moderate somewhat as we go through the first half of 2011. So those items should allow us to improve the EBITDA performance and achieve the $0.15 of accretion that Dante mentioned.

Phil Kenney - Nomura Asset Management — Analyst

Are you going to be able to hold price if fluff pulp prices fall? Are your prices contractually going to come down?

John Jacunski - Glatfelter — SVP, CFO

They will contractually come down, but they will have the same lag on the way down that they had on the way up. So if fluff pulp prices fall we should have a short-term benefit, which is similar to the short-term penalty we had in 2010 as input costs were rising.

Phil Kenney - Nomura Asset Management — Analyst

Okay. And then on the book publishing business, looks like volume is down over 13%. What can we expect going forward in terms of the secular decline you expect in that business?

Dante Parrini - Glatfelter — EVP, COO

This is Dante. I’m not sure that we’ve given any type of guidance for that part of our business. But I would say that there are a number of factors that we take into consideration as we formulate our approach for this market. One is maintaining our leadership position in the permanent and freesheet trade book segment, which we will continue to do. There’s been a fair amount of talk about things like “e” substitution, e-readers, and I don’t see that as making a meaningful impact right now. If anything, it’s our mix management strategy that may affect the year-over-year performance. And to the extent that there are some downgrading of products traditionally used for certain types of books, may also affect shipments for us.

But I would go back to the headline, which is we envision running our North American assets, our Specialty Papers business, at full capacity, leveraging our flexible assets and our new business development capabilities to continue to outperform the broader market, which we’ve done since 2005.

Phil Kenney - Nomura Asset Management — Analyst

Okay. Thanks.

Operator

(Operator instructions.) There are no further questions at this time. I will turn the call back over to Mr. Glatfelter for closing remarks.

George Glatfelter - Glatfelter — Chairman, CEO

Okay, Dorothy. Thank you.

I’d like to close it down with just a couple of brief remarks, first of all thanking everyone again for joining us on a busy day, a busy day of earnings and elections.

As I hope you can tell from the discussion we held this morning, we had a very good quarter, led by record operating income in Composite Fibers and continued resiliency in Specialty Papers. As we mentioned, as we move into the final quarter of 2010 we’re very pleased with the momentum we continue to build for the Company and we’re excited by our long-term outlook for sustained and profitable growth. Through solid execution of their strategic plans, leading positions in key global markets, and the financial impact of continuous improvement programs, Specialty Papers and Composite Fibers are well positioned to generate strong earnings and free cash flows in the future.

Likewise, I’m equally confident in our Advanced Airlaid Materials business. We understand full well the work and the determination required to successfully integrate a new business. We’ve done it before. I know our team will take the steps necessary to maximize the potential of this key long-term growth business.

In conclusion, as I suspect most of you know, this is my last earnings call. And while this is a bit of a bittersweet moment for me, I must tell you that I look back on the last 12 years with a certain amount of pride in the things we’ve accomplished. Starting with an indelible commitment to change anything and everything in the business that no longer created value, the management team and I have been on a journey to differentiate Glatfelter from others in the paper industry. And although this journey is far from complete, certainly we’re a much different company today, with a future filled with opportunity.

In my last public comment as CEO, I’d like for you to know two things. First, I firmly believe that Glatfelter is well positioned to generate substantial value for our shareholders in the future. And secondly, I have complete confidence in Dante and the next generation of Glatfelter leaders to deliver that value. The best days of this company are the ones ahead.

I thank you for your support over the years and I thank you today for your questions and your continued interest in Glatfelter. Have a good day. Goodbye.

Operator

This concludes today’s conference call. You may now disconnect.